EXHIBIT 10.4

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
FRONT RANGE ENERGY, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) which amends and restates the First Amended and Restated Operating Agreement of Front Range Energy, LLC, a Colorado limited liability company (the “Company”), is hereby amended and restated in its entirety effective as of the 20th day of October, 2005 (the “Effective Date”), by the undersigned being all the members of the Company.

SECTION 1.
Definitions

SECTION 1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meaning ascribed to them in Appendix I attached hereto.

SECTION 1.2 References and Construction.

(a)
Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

(b)
Unless otherwise indicated, any reference herein to a “Section”, “Exhibit”, “Appendix”, “Subsection”, “Paragraph”, or to a subpart of any of them, shall be to the applicable section, exhibit, appendix, subsection or paragraph of or to this Agreement or subpart thereof.

(c)	The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)	The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(e)
Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument, or document also refer to and include all renewals, extension, modifications, amendments, or restatements of such agreement, instrument, or document.

SECTION 2.
Organization

SECTION 2.1 Formation. The Company was formed on July 29, 2004 under and pursuant to the provisions of the Act. Except as otherwise required by the nonwaivable provisions of the Act or the Articles, the rights, duties and obligations of the Members and Managers, and the operation of the Company shall be governed by the provisions of this Agreement.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 2.2 Name and Principal Office. The Company shall conduct its business under the name of “Front Range Energy, LLC”, or such other name or names as the Managers may determine. The Company’s principal office shall be located at such place as the Managers may, from time to time, determine.

SECTION 2.3 Term. The Company’s existence commenced on July 29, 2004 and shall continue until dissolved as provided herein.

SECTION 2.4 Business Purpose. The Company is organized for profit and it may engage in any and all lawful business for which limited liability companies may be organized under the Act, and engage in any or all activities related or incidental thereto.

SECTION 2.5 Ratification of Prior Acts. All contracts, agreements, letters of intent, and all other actions heretofore undertaken and performed on behalf of the Company by its Managers, officers, or by any Member are hereby ratified, approved and confirmed,

SECTION 3.
Capital Contributions

SECTION 3.1 Initial Units. Until such time as additional classes or series of Units of the Company are created and issued pursuant to Section 10.1 hereof, the Company shall have two classes of Units (Class A Units and Class B Units). Each outstanding Unit shall be entitled to one (1) vote on matters submitted to a vote of all members or submitted to a vote of a particular class of Members.

SECTION 3.2 Initial Capital Contributions. Each of the Initial Members shall make the capital contribution set forth for such Member on Exhibit A attached hereto. In consideration of such capital contributions, each such Member shall receive the number and classes of Units indicated on Exhibit A attached hereto.

SECTION 3.3 Additional Capital Contributions. The Members recognize that the Company may require additional capital from time to time in order to accomplish the business purpose for which it is formed. The Company may, by written notice, call for additional contributions to the capital of the Company (each, an “Additional Capital Contribution”) to be made by all Members if a Two-Thirds Interest determines that such an Additional Capital Contribution is appropriate or necessary for the operation of the Company. Within thirty (30) days following the giving of such a notice, each Member shall contribute, in cash, to the capital of the Company a proportion of an Additional Capital Contribution equal to the proportion that the number of Class B Units held by such Member bears to the total issued and outstanding Class B Units (the “Required Contribution”). Each Member making a Required Contribution under this Section 3.3 or Section 3.4 shall be credited with one (1) Class B Unit (or appropriate portion thereof) for each $1,000 (or portion thereof) of Required Contribution made by that Member.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 3.4 Failure to Contribute. If any Member fails or refuses for any reason to make in a timely manner any part or all of a Required Contribution, such Member shall be in default hereunder and shall be deemed to be a “Defaulting Member” to the extent of the unpaid part of the Required Contribution (the “Unpaid Required Contribution”). For a period often (10) days after the earlier of the expiration of the thirty (30) day period described in Section 3.3 or notice to Daniel A. Sanders from the Defaulting Member that the Defaulting Member shall not make all or any portion of the Additional Capital Contribution, Daniel A. Sanders, as Class A Member, shall have the right — but not the obligation — to make all or such part of the Unpaid Required Contribution as he so determines. In the event or to the extent Daniel A. Sanders does not make all of the Unpaid Required Contribution, for a period of ten (10) days after the earlier of the expiration of the ten (10) day period described in the preceding sentence or Daniel A. Sanders’ giving notice to the other Members holding Class B Units of his intention not to make the entire Unpaid Required Contribution, Members holding Class B Units other than the Defaulting Member shall have the right — but not the obligation — to make a proportion of the remaining Unpaid Required Contribution equal to the proportion that the number of Class B Units held by such Member bears to the total issued and outstanding Class B Units (excluding those held by the Defaulting Member). In the event any portion of the Unpaid Required Contribution remains unmade at the end of the ten (10) day period described in the immediately preceding sentence, the following shall apply:

(a)
The Unpaid Required Contribution shall constitute an obligation of such Defaulting Member to the Company and shall bear interest from the from the [sic?] expiration of the thirty (30) day period described in Section 3.3 at a floating annual rate of interest equal to the lesser of (i) eight percent (8%), or (ii) the maximum rate permitted by law. Interest shall be compounded monthly. The Company may upon the decision of a Majority in Interest (determined by excluding all of the Units of the Defaulting Member), institute suit in any court of competent jurisdiction to enforce such obligation of the Defaulting Member. In addition, the Company shall be entitled to recover in such suit all costs and expenses, including, but not limited to, court costs and reasonable attorneys’ fees, thereby incurred by the Company and any damages (except incidental or consequential damages) sustained by the Company as a result of the default by the Defaulting Member.

(b)
By executing this Agreement, each Member shall be deemed to have granted to the Company a first and prior lien and security interest upon such Member’s Units as security for the payment of all Required Contributions of such Member. This Agreement shall be deemed to be a security agreement with respect to such security interest and collateral and each Member shall promptly execute and deliver to the Company any financing statements or other instruments that the Company, or any other Member, may request for purposes of perfecting or continuing such security interest. Upon the failure of a Member to execute and deliver such financing statements or other instruments, the other Members, and each of them, as attorney-in-fact for such Member, may execute and deliver such financing statements or other instruments for, in the name and on behalf of such Member.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

With respect to a Defaulting Member, the Company, acting upon the decisions of a Majority in Interest (determined by excluding all of the Units of the Defaulting Member), shall have all of the rights and remedies of a secured party under the Colorado Uniform Commercial Code, including, without limitation, and in addition to the rights under such law, the right to sell, effective as of the first day of the fiscal quarter in which the default occurs or such subsequent date as the Company may determine, by public or private sale upon five (5) days advance notice to the Defaulting Member, the Defaulting Member’s Units or any part thereof, and the Company and the other Members shall be permitted purchasers at any such sale. In addition, the Company shall have the right to retain and set-off against the Unpaid Required Contribution of a Defaulting Member and any accrued interest thereon all amounts becoming otherwise distributable (including all distributions, mandatory or otherwise to which the Defaulting Member would otherwise have been entitled under Section 4.1 hereof) or payable to such Defaulting Member by the Company. Any amount so retained and set-off by the Company shall be deemed to be a constructive cash distribution to the Defaulting Member and a constructive repayment by such Member to the Company. Any repayment, whether constructive or actual, shall be applied first against any unpaid accrued interest on the Defaulting Member’s Unpaid Required Contribution and the remainder shall be applied against such Member’s Unpaid Required Contribution.

SECTION 3.5 Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member. Each Member’s Capital Account shall be maintained as follows:

(a)
To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.4 or Section 4.5, and the amount of any Company liabilities assumed by such Member or which are secured by any asset distributed by the Company to such Member;

(b)
To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any asset distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.4 or Section 4.5, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c)
In the event all or a portion of an interest in the Company is Transferred in accordance with the provisions of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest; and

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(d)	In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Code § 752(c) and any other applicable provisions of the Code and Regulations,

This Section and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Managers also shall (1) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations § 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Company of oil and gas properties) might otherwise cause this Agreement not to comply with Regulations § 1.704-1(b).

SECTION 3.6 Capital Withdrawal Rights, Interest and Priority. Except as otherwise provided herein, no Member shall be entitled to (i) a return of any part of such Member’s Capital Contributions or Capital Account, (ii) be paid any interest on such Member’s Capital Contributions or Capital Account, or (iii) priority over any other Member as to the return of such Member’s Capital Contributions or Capital Account.

SECTION 3.7 Loans. No Member shall be required to make any loan to the Company. A Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be determined by the Manager. A loan by a Member to the Company shall not be considered a contribution to the capital of the Company.

SECTION 3.8 Securities Law Representations and Warranties of Members. Each Member hereby represents and warrants to the Company and acknowledges that: (i) such Member has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Company and has had answered to its satisfaction any and all questions regarding such information; (iii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iv) such Member is acquiring Units in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (v) the Units in the Company have not been registered under the securities laws of any jurisdiction, and can be disposed of only in accordance with applicable securities laws and the provisions of this Agreement; (vi) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound, (vii) the determination of such Member to purchase Units in the Company has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries which may have been made or given by any other Member or by any agent or employee of any other Member and (viii) this Agreement is valid, binding and enforceable against such Member in accordance with its terms.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 4.
Allocations and Distributions

SECTION 4.1 Distributions. The amount, if any, of Available Cash shall be distributed to the Members in the following order of priority:

(a)
First, to all Members in an amount equal to the estimated federal and state income tax liability attributable to such Member’s proportionate share of the Company’s net taxable income. This estimated tax liability, which shall be computed by the accountant who regularly prepares the Company’s tax returns, shall be computed on the basis of the highest marginal rate applicable to individuals on capital gains and other taxable income for the Fiscal Year in question. Unless the Company does not have sufficient Available Cash or is otherwise prevented from making any distributions under applicable state law, or determined not to be in the best interest of the Company as determined in good faith by the Manager, the minimum mandatory distribution shall be paid on or before the date on which such tax liability is due. The Manager’s determination of the amount of minimum mandatory distribution shall be binding and conclusive on all Members.

(b)
Second, to Members holding all Units in proportion to the percentage of outstanding Units held by each Member but reduced by any amount distributed to that Member pursuant to Section 4.1(a). Thus, all Class A Units and Class B Units shall be treated equally with regard to any and all distributions under this Section 4.1(b) and if distributions made under Section 41(a) were treated as if they were made under Section 4.1(b).

SECTION 4.2 Allocations of Profit and Losses. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Profits or Losses for any Fiscal Year shall be allocated among the Members in proportion to their Units.

SECTION 4.3 Special Allocations. The following special allocations shall be made in the following order:

(a)
Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(f), notwithstanding any other provision of this Section 4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations §§ 1.704-2(f)(6) and 1704-2(j)(2). This Subsection is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f) and shall be interpreted consistently therewith.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(b)
Member Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(i)(4), notwithstanding any other provision of this Section 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations § 1.704-2(i)(4) and 1.704-2(j)(2). This Subsection is intended to comply with the minimum gain chargeback requirement in Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)
Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), Regulations § 1.704-1 (b)(2)(ii)(d)(5) or Regulations § 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.4(c) were not in the Agreement. This Subsection is intended to comply with the qualified income offset requirement in Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)	Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specialty allocated among the Members in proportion to their Units.

(e)
Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations § 1704- 2(i)(l).

(f)
Code § 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(2) or Regulations § 1.704-1 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations § 1.704-1 (b)(2)(iv)(m)(4) applies.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 4.4 Curative Allocations. The allocations set forth in Section 4.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.

It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Section 4 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations in whatever manner the Managers determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.2. In exercising the discretion under this Section 4.4, the Managers shall take into account future Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(d) and 4.3(e).

SECTION 4.5 Other Allocation Rules.

(a)
For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code § 706 and the Regulations thereunder.

(b)
Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Regulations § 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Units.

(c)
To the extent permitted by Regulations § 1.704-2(h)(3), the Members shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

SECTION 4.6 Tax Allocations: Code § 704(c). In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Paragraph (r)(i) of Appendix I).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (r)(ii) of Appendix I, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 5.
Books and Returns

SECTION 5.1 Books and Records. The Company shall maintain at its principal office, or at such other place as the Managers may designate, full and accurate books and records. A Member shall have the right at such Member’s expense to examine and make copies of such books and records at reasonable times. The Company shall use the accrual method for tax and accounting purposes unless otherwise decided by the Managers. As soon as practicable after the end of each Fiscal Year, each Member shall be furnished with an income statement and balance sheet for or as of the end of such Fiscal Year. The Company shall provide monthly financial statements to the Members for the first two Fiscal Years of operation and provide quarterly financial statements to Members beginning with the third Fiscal Year.

SECTION 5.2 Tax Returns and Annual Report. The Company shall prepare and timely file all federal, state and local income tax returns required by applicable law. As soon as practicable after the end of each Fiscal Year, each Member shall be furnished with all necessary tax information for such Fiscal Year. The Company shall prepare and timely file the annual report required by the Act.

SECTION 5.3 Section 754 Election. In the event a distribution of Company assets occurs which satisfies the provisions of Code § 734 or in the event a Transfer of an interest in the Company occurs which satisfies the provisions of Code § 743, the Company shall, if requested to do so by the distributee or Transferee, elect, pursuant to Code § 754, to adjust the basis of the Company’s assets to the extent allowed by Code § 734 or Code § 743. Any expenses incurred by the Company in connection with making or maintaining such basis adjustment shall be reimbursed to the Company by the distributee of such assets or the Transferee of such interest who benefits from the making and maintenance of such basis adjustment.

SECTION 5.4 Bank Accounts. The Company’s funds shall be deposited in the name of the Company in one or more bank or similar accounts designated by the Managers. Withdrawals there from shall be made by Persons authorized to do so by the Managers.

SECTION 6.
Management

SECTION 6.1 Designation of Managers. In accordance with Section 6.3 below, the Members shall designate one or more Persons to manage the business and affairs of the Company (individually a “Manager” and collectively the “Managers”). The Members hereby designate Daniel A. Sanders as the initial manager of the Company. A Manager shall serve until such Manager resigns, ceases to serve because of death or disability, or is removed, with or without cause, by the Members in accordance with Section 6.3. In the event a Manager hereafter ceases to act as a Manager, the Members of the applicable Class of Units shall appoint a new Manager to replace such Manager in accordance with Section 6.3. A Manager need not be a Member of the Company.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 6.2 Powers, Duties and Compensation of the Managers. Except as otherwise provided herein, the Managers, by the vote of a majority of them, shall have the right and power to manage, direct, control and conduct the business and affairs of, and enter into contracts, incur liabilities, borrow money and give collateral therefor, and buy, sell and lease assets on behalf of the Company, all without joinder of the Members. The Managers shall supervise and direct the business and operations of the Company efficiently and with proper economy. The Managers’ duties hereunder shall include: (a) maintaining the Company’s books and records, (b) preparing and filing the Company’s tax returns and annual report, (c) approving the annual Budget, (d) hiring and firing all personnel necessary to perform and carry out the Company’s business or affairs, including paying and withholding all necessary taxes and filing all necessary forms in relation to such employees, and (e) performing such other activities and tasks as are necessary or appropriate for the business or affairs of the Company. A Manager’s compensation for services to the Company, if any, shall be determined by the Members.

The Managers may, from time to time, designate such committees and officers of the Company as they may deem advisable, with titles for such officers including but not limited to “chief executive officer”, “chairman”, “chief operating officer”, “chief financial officer”, “president”, “vice president”, “secretary”, “treasurer” and “controller”. Any committee or officer so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to such committee or officer. Any Person designated to a committee or office may be removed from such committee or office, with or without cause, by the Managers and/or any other officer of the Company who is delegated such authority by the Managers. A Person may serve on any number of committees and offices, and need not be Members or Managers of the Company. The compensation, if any, of any Person designated to a committee or office shall be determined by the Managers or such officer who is delegated such authority by the Managers. The Managers and Persons designated to a committee or office shall be reimbursed by the Company for all reasonable and necessary expenses incurred in carrying out and discharging their duties hereunder.

SECTION 6.3 Election of Managers. The Company shall have one (1) Manager. A Majority in Interest of the Class A Units shall have the right to appoint the Manager. A Manager may be removed, with or without cause, by the Member(s) responsible for electing such Manager. The Managers shall meet at least quarterly, whether in person, telephone or video conferencing if all of the Managers participating in such meeting can hear one another for the entire discussion of such meeting; provided, however, that special meetings of the Managers may be called by any Manager. The affirmative vote of a majority of the Managers shall be required to approve any action or matter coming before them. In the event a Manager is absent from any meeting or abstains from voting on any matter at a meeting, the Manager(s) who were appointed by the same class of Units as such absent or abstaining Manager (if any) shall have the right to cast all votes for the absent Manager at such meeting or cast the vote for the abstaining Manager on such matter, as the case may be.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 6.4 Limitation of Powers. Notwithstanding anything herein to the contrary, any Manager and/or Member or officer of the Company shall not take any action for, in the name or on behalf of the Company that requires the consent of a Majority in Interest or some other consent under the provisions of this Agreement unless such action has been approved or authorized by such consent.

SECTION 6.5 Certain Powers of the Manager. Without limiting the generality of Section 6.2 but subject to the limitations of Section 6.6, the Manager shall have power and authority, on behalf of the Company, to:

(a)
Acquire property not to exceed a cumulative total in any Fiscal Year of $300,000 from any Person as the Managers may determine (the fact that a Manager or an Equity Owner is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers from dealing with that Person);

(b)
Borrow money not to exceed a cumulative total in any Fiscal Year of $300,000 for the Company from banks, other lending institutions, the Managers, Equity Owners, or Affiliates of the Managers or Equity Owners on such terms as the Managers deem appropriate and, in connection therewith, to Hypothecate Company Property to secure repayment of the borrowed sums;

(c)	Purchase liability and other insurance to protect the Company’s property and business;

(d)	Hold and own any Company real or personal properties in the name of the Company;

(e)
Invest any Company funds not to exceed a cumulative total in any Fiscal Year of $300,000 (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

(f)
Execute on behalf of the Company all instruments and documents, including checks, drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of Company Property; assignments; bills of sale; leases; partnership agreements; operating (or limited liability company) agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the conduct of the business of the Company;

(g)	Enter into any and all other agreements on behalf of the Company, with any other Person for any purpose and in such forms as the Managers may approve;

(h)
Execute and file such other instruments, documents, and certificates which may from time to time be required by the laws of Colorado or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof; to effectuate, implement, continue, and defend the valid existence of the Company;

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(i)	Open bank accounts in the name of the Company and to be the sole signatory thereon unless the Managers determine otherwise;

(j)	Do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(k)	Employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

(l)	Purchase liability and other insurance to protect the Company’s property and business;

(m)	Hold and own any Company real or personal properties in the name of the Company;

(n)
Invest any Company funds in excess of a cumulative total in any Fiscal Year of $300,000 (by way of example but not limitation) in line deposits, short-term governmental obligations, commercial paper, or other investments;

(o)	Compromise or settle any claim against or inuring to the benefit of the Company involving an amount in controversy not to exceed a cumulative total in any Fiscal Year of $300,000.

SECTION 6.6 Limitations on Authority (Actions Requiting Board Approval). Notwithstanding any other provision of this Agreement, the Managers shall not cause or commit the Company to do any of the following without the consent of a Two-Thirds Vote:

(a)	Sell or otherwise dispose all or substantially all of the Company Property or any Company Property other than in the ordinary course of business;

(b)	Acquire property from any Person or Persons in excess of a cumulative total in any Fiscal Year of $300,000;

(c)	Enter into a joint venture or partnership with any other business organization[;]

(d)	Enter into a merger, conversion or participate in any other form of reorganization;

(e)	Borrow money in excess of a cumulative total in any Fiscal Year of $300,000 from any Person and to hypothecate property of the Company to secure repayment of the borrowed sums;

(f)
Lend money in excess of a cumulative total in any Fiscal Year of $300,000 to, or guaranty or become surety for the obligations of any Person or Persons in excess of a cumulative total in any Fiscal Year of $300,000; or

(g)	Sell or otherwise dispose all or substantially all of the Company Property or any Company Property other than in the ordinary course of business; or

(h)	Cause the Company to commence a voluntary case as debtor under the United States Bankruptcy Code.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

Any unauthorized action taken by such Person(s) may be subsequently ratified by the applicable consent. Notwithstanding anything herein to the contrary, such Person shall not be liable to the Company or its Members for any inadvertent unauthorized action which is not subsequently ratified by the applicable consent if (i) such inadvertent action was undertaken in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the interests of the Company and (ii) did not constitute fraud, gross negligence, or willful or wanton misconduct.

SECTION 6.7 Board Members and Action. Each Member shall have the authority to appoint, remove and replace one “Board Member,” with each Board Member being designated by reference to the Member appointing him or her. A Member may also appoint, remove and replace an alternate Board Member who may act in the absence of the Member’s appointed Board Member (collectively, the Board Members are referred to herein as the “Board”). The Board may, but shall not be required to, hold any periodic, or other formal meetings. Consent or ratification of the Board may be evidenced by one or more written consents describing the action taken by the Board and signed by Board Members sufficient to approve the consented to transaction. Board Action taken under this Section 6.7 is effective when Board Members sufficient to approve the action have signed the consent, unless the consent specifies a different effective date. The Board Members appointed by Members shall jointly have a vote or consent in actions brought before the Board equal to the percentage of outstanding Units held at the time of the appointment by the Member appointing those Board Members. Thus, for example, based on Exhibit A, the Board Members appointed by Daniel A. Sanders would be entitled to a vote equal to 52%. All parties understand that each Board Member is acting in a representative capacity, owes his or her primary duties to the Member appointing him or her, and will not be liable to the Company or any other Member for acting on behalf of the Member appointing him or her. Notwithstanding the foregoing, each of the Members and the Board Members representing them shall have an obligation to act in good faith considering the best interests of the Company in performing their duties as Board Members.

SECTION 6.8 Powers of Members. No Member shall have the right or authority to enter into agreements, execute contracts or other instruments, incur obligations or otherwise bind or act for, in the name or on behalf of the Company in any manner solely by virtue of being a Member. Any Member who takes any action in violation of this Section shall be solely responsible for all losses and expenses incurred by the Company as a result of such unauthorized action and shall indemnify and hold the Company harmless with respect thereto.

SECTION 6.9 Liability of Managers, Members, and Board Members. Except in the case where a Manager is guilty of fraud, gross negligence, or willful or wanton misconduct, a Manager shall not be liable to the Company or any Member for any loss, damage, liability or expense suffered by the Company or any Member on account of any action taken or omitted to be taken by such Manager. No Member shall be liable under any judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except as otherwise provided herein.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 6.10 Annual Operating Plan. The Manager has prepared and the Board has Approved (a “Annual Operating Plan”) for the Fiscal Year including the Effective Date. The Manager shall prepare for the Approval of the Board each Fiscal Year (no later than thirty (30) days before the Fiscal Year to which the Animal Operating Plan applies) an Annual Operating Plan for the next Fiscal Year, setting forth at a minimum the estimated receipts (including capital calls) and expenditures (capital, operating and other) of the Company in sufficient detail to provide an estimate of cash flow, capital proceeds, and other financial requirements of the Company for such year. Any such Annual Operating Plan shall also include such other information or other matters thought appropriate by the Manager or reasonably required by the Board. The Board shall review the proposed Annual Operating Plan and shall offer any revisions thereto within 10 days after receipt. After the final Annual Operating Plan has been Approved by Two Thirds Vote of the Board, the Manager shall implement the Annual Operating Plan and shall be authorized to make only the expenditures and incur only the obligations provided for therein. Notwithstanding the foregoing, the Manager may make any expenditure or incur any obligation, whether or not such expenditure or obligation is provided for in an Annual Operating Plan, which is the legal obligation of the Company and not within the reasonable control of the Managers (e.g., real or personal property taxes). If the Board, acting reasonably and in good faith, is not able to agree on an Annual Operating Plan for any year, each line item in the Annual Operating Plan for the prior year shall be increased by the percentage increase in the CPI Index from the first day for which the previous Annual Operating Plan was in effect to the first day for which the new Annual Operating Plan is to be in effect. If the CPI Index is no longer published, published less frequently, or altered in some other manner, then the Manager shall, from time to time, adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices, and the resulting plan shall be the Annual Operating Plan for the current year.

SECTION 6.11 Indemnification.

(a)
The Company, to the fullest extent permitted by law, shall indemnify and hold harmless each Manager, Member, and all officers, directors, trustees, partners, members, principals, employees, and agents of a Manager and Member (individually, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, or proceedings in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, including liabilities under the federal and state securities laws, regardless of whether an Indemnitee continues to be a Manager, Member, or an officer, director, trustee, partner, member, principal, employee, or agent of a Manager or Member at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, had no reason to believe its, his, or her conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute fraud, gross negligence, or willful or wanton misconduct.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(b)
The indemnification provided by this Section shall be in addition to any other rights to which each Indemnitee may be entitled under the Act or under any agreement as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Manager, Member, or as an officer, director, trustee, partner, member, principal, employee, or agent of a Manager or Member, and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of such Indemnitee.

(c)
The Company may purchase and maintain insurance on behalf of any one or more Indemnitees, and other such Persons as the Managers shall determine, against any liability which may be asserted against or expense which may be incurred by such Person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d)
Any indemnification hereunder shall be satisfied solely out of the property of the Company, and the Managers and Members shall not be subject to personal liability by reason of these indemnification provisions.

(e)
An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)
The provisions of this Section are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(g)
The right to indemnification conferred in this Section shall include the right to be paid or reimbursed by the Company the reasonable expenses (including attorney fees, disbursements and expenses) incurred by a Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his, her or its good faith belief that such Person has met the standard of conduct necessary for indemnification and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section or otherwise.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 6.12 Other Business Ventures. The Managers and Members may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Managers shall not be required to devote all of their time nor business efforts to the affairs of the Company, but the Managers shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the business and affairs of the Company to the best advantage of the Company and to perform their duties hereunder.

SECTION 6.13 Conflicts. The Company may enter into or modify various agreements or transactions with one or more of the Managers and/or Members on terms approved by the Managers.

SECTION 6.14 Confidential Information. Without limiting the applicability of any other agreement to which any Member may be subject, a Manager and/or Member shall not, directly or indirectly disclose, either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Manager or Member is or becomes aware. A Manager or Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the above, a Manager and/or Member may disclose Confidential Information to the extent (i) the disclosure is necessary for the Manager, Member and/or the Company’s agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (ii) the disclosure is required by law or a court order, (iii) to the extent necessary to enforce rights hereunder and (iv) the disclosure is of a general nature regarding general financial information, return on investment and similar information, including without limitation, in connection with communications to direct and indirect beneficial owners of Units and controlling Persons and general marketing efforts.

SECTION 6.15 Other Matters Concerning the Managers.

(a)
The Managers and officers shall have no fiduciary duty (including, but not limited to, any duty of loyalty or duty of care) to the Company or to any Member, except (i) a duty to act in good faith, (ii) a general obligation of fair dealing with respect to the Company and its property, (iii) any duty expressly set forth in this Agreement, and (iv) any duty expressly set forth in other written agreements.

(b)
The Managers and officers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report notice, request, consent, order, bond, debenture, or other paper or document believed in good faith by the Manager or officer to be genuine and to have been signed or presented by the proper party or parties.

(c)
The Managers and officers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by the Managers or officers, and any opinion of such Person as to matters which the Managers or officers believe in good faith to be within such Person’s professional or expert competence shall be full and complete authorization in respect of any action taken or suffered or omitted by the Managers or officers hereunder in good faith and in accordance with such opinion.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 7.
Meetings of Members

SECTION 7.1 No Required Meetings. The Members may, but shall not be required to, hold any annual, periodic, or other formal meetings. Consent or ratification of the Members may be evidenced by one or more written consents describing the action taken and signed by Members holding sufficient Units to approve the transaction consented to. Action taken under this Section 7.1 is effective when Members holding the requisite Units have signed the consent, unless the consent specifies a different effective date.

SECTION 7.2 Annual Meeting. An annual meeting of the Members may be held at the time and place determined by the Managers, at which the Members shall transact such business as may be brought before the annual meeting.

SECTION 7.3 Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called upon the written request of the Managers, or any Member or group of Members holding at least twenty percent (20%) of the Units then entitled to vote. Such request shall state the purpose or purposes of the special meeting. Business transacted at any special meeting of the Members shall be limited to the purpose or purposes stated in the notice.

SECTION 7.4 Notice of Meetings. Written or printed notice stating the time and place of any annual or special meeting of the Members and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Member entitled to vote at such meeting not less than three (3) days before the date of such meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Written waiver by a Member of notice of a meeting, signed by such Member, whether before or after the time for notice to be given, shall be deemed equivalent to notice.

SECTION 7.5 Voting at Meetings. At all meetings of the Members every Member entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than three (3) years prior to said meeting, unless said instrument provides for a longer period, shall be entitled to a vote equal to the number of Units then entitled to vote that registered in such Member’s name on the books of the Company. All questions to be decided by the Members shall be decided by a Majority in Interest unless otherwise required by this Agreement.

SECTION 7.6 Members Shall Register Address. It shall be a condition on the right of each Member to receive any notice from the Company that such Member shall have furnished to the Company, from time to time, over such Member’s signature, the address to which notices to such Member shall be mailed.

SECTION 7.7 Consent of Members in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, prior notice or a vote, if a written consent, setting forth the action so taken, shall be signed by a Majority in Interest, or if such act requires some other consent, by such other consent.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 7.8 Telephonic or Video Meeting. Members of the Company may participate in any meeting of the Members by means of conference telephone, video conference or similar communication if all Members participating in such meeting can hear one another for the entire discussion of the matters to be voted upon. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

SECTION 7.9 Designation of Representative. Each Member that is a corporation, partnership, limited liability company, trust or other legal entity shall designate in writing one individual to represent that Member at all meetings of the Members or to sign consents on behalf of that Member. Such individual may be removed or replaced at any time by the Member appointing such Person upon written notice to the Company.

SECTION 8.
Transfer of Units

SECTION 8.1 General Restrictions. No Person shall Transfer all or any part of such Person’s Units, except as provided in this Agreement. Any purported Transfer of all or any part of a Unit in violation of the terms of this Agreement shall be null and void and of no effect. In addition, to the extent that any Member has attempted or purported to Transfer all or any portion of that Person’s Units in violation of this Agreement that Person shall be deemed to have withdrawn or resigned with respect to all or such portion of the Person’s Units within the meaning of the Act.

SECTION 8.2 Permitted Transfers. A Person shall have the right to Transfer, by written instrument, all or part of such Person’s Units provided that (a) the Transferee is admitted as a Substitute Member in accordance with Section 8.3, (b) such Transfer would not be in violation of any applicable law, rule or regulation (for example, federal or state securities laws), and (c) in the event of a Transfer of Units, such Transfer has been approved in writing by a Majority in Interest of the Members (determined by excluding all of the Transferor’s Units); provided, however, that no such approval shall be required with respect to a Transfer by a Member to (i) one or more members of such Member’s Immediate Family, or (ii) a revocable living trust of which such Member is the sole grantor and trustee, and which has no beneficiary during such Member’s lifetime other than such Member and/or one or more members of his or her Immediate Family. If an event occurs which would cause Units owned by a trust described in clause (ii) above to be subject to purchase pursuant to Section 8 of this Agreement if it were then owned by the grantor of such trust, then such Units shall be deemed to be owned by the grantor of such trust and shall be subject to purchase to the same extent and on the same terms and conditions that would apply if the grantor actually owned such Units. All Transfers of Units by the trustee of a trust described in clause (ii) above shall be subject to the terms and conditions of this Agreement and shall be deemed to be made by the trust’s grantor.

SECTION 8.3 Substitute Members. The Company shall not recognize any Transfer of a Unit in accordance with the terms of this Agreement unless and until the Transferee of such Unit shall become a Substitute Member by:

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(a)	executing an instrument reasonably satisfactory to the Managers accepting and adopting the terms and provisions of this Agreement; and

(b)	paying all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member.

Until such time as the Transferee shall become a Substitute Member in accordance with the foregoing, such Transfer shall be null and void and of no effect.

SECTION 8.4 Transfer of All Rights Associated with Units. Any Transfer of a Unit in accordance with the terms of this Agreement shall require a Transfer by the Transferor to the Transferee of all ownership rights associated with such Unit. Notwithstanding any provision of the Act to the contrary, a Transferor shall not have the right to Transfer some but not all of the ownership rights associated with any Unit (including, without limitation, the right to vote such Unit).

SECTION 8.5 Redemption of Units. The Company may purchase one or more Units from any Person on such terms and conditions mutually acceptable to such Person and a Majority in Interest (determined by excluding all Units held by such Person). Any Units acquired by the Company pursuant to this Section 8.5 or the option granted under Section 8.9 shall be canceled.

SECTION 8.6 Grant of Options to Members. Each Member hereby grants to the other Member(s) who hold Units an irrevocable option to purchase, at the price, in the manner and on the terms and conditions set forth herein, that part of such Member’s Units that is actually involved in or affected by the occurrence of any of the following events (the “Subject Units”):

(a)
such Member shall desire to voluntarily Transfer any of such Member’s Units, other than in a Transfer permitted by Section 8.2, in which event such Member shall obtain a bona fide written offer from a third party (the “Bona Fide Offer”) stating an aggregate purchase price payable in the form of cash and/or a promissory note (with the terms and conditions of such promissory note being stated) and conditioned only upon assignment of good title to the Subject Units, free and clear of liens and encumbrances;

(b)
any of such Member’s Units shall become subject to involuntary Transfer, whether by judicial decree, divorce, sale upon execution or in foreclosure of any lien or charge or by acquisition of an interest therein by a trustee in bankruptcy or similar officer or otherwise, to a Person other than permitted under Section 8.2;

(c)	any of such Member’s Units are subject to a Transfer to a Person other than permitted under Section 8.2 due to the death, termination, liquidation or dissolution of such Member; or

(d)
any time after two (2) years and before the expiration of four (4) years from the Effective Date, the Daniel A. Sanders, as a Member holding Class A Units may elect to purchase the Units owned at any time by ICM, Inc. by giving notice to the person or persons holding those Units at the time of exercise.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

For purposes of this Section only that part of a Member’s Units that is to be disposed of or affected by any event specified in clauses (a) through (d) shall be deemed to be actually involved in or affected by the occurrence of an event described therein. A Member whose Units are subject to an option granted herein which becomes exercisable is referred to as the “Disposing Member.”

SECTION 8.7 Notice of Events. Upon the occurrence of an event described in clauses (a), (b), or (c) of Section 8.6, the Disposing Member (or the Disposing Member’s legal representative, as the case may be) shall give notice thereof to the Members and the Company, including, if applicable, the portion of the Member’s Units to be Transferred, the terms and conditions of any proposed Transfer, the names of the Person or Persons to whom Transfers are proposed to be made, if known, or who have allegedly acquired the Subject Units, a copy of any Bona Fide Offer made by any proposed purchaser, and an affidavit of such Disposing Member stating that such bona fide is subject to no terms or conditions other than those set forth therein. In the event the Disposing Member (or the Disposing Member’s legal representative) fails to give such notice, any other Member may give such notice on behalf of the Disposing Member (or the Disposing Members legal representative). All notices given under this Section shall be in writing and signed by the party giving such notice.

SECTION 8.8 Exercise of Option by Member(s). The options under Section 8.6 shall become exercisable upon the occurrence of any event described therein and such option shall remain exercisable until the expiration of the later of (i) sixty (60) days after notice of such event is given under Section 8.7 or 8.6(d) as the case may be, or (ii) fifteen (15) days after delivery of the written notice of the purchase price under Section 8.11(c). Daniel A. Sanders, as holder of the Class A Units shall have the right at any time before the expiration of ten (10) days after receipt of notice to designate all or a lesser number of the Subject Units with respect to an option under Section 8.6 (a), (b), or (c) he desires to purchase. Thereafter, all Members (including Daniel A. Sanders) shall be entitled [to] purchase the remaining Units with respect to an option under Section 8.6 (a), (b), or (c) as provided in the next sentence. If there shall be more than one Member who shall desire to purchase part of the Subject Units with respect to an option under Section 8.6 (a), (b), or (c), each of such Member shall be entitled to purchase (i) such proportionate part of the Subject Units available for purchase as the Units then owned by such Member bears to the total Units then owned by all of the Members who desire to purchase part of the Subject Units, or (ii) such part of the Subject Units available for purchase as shall be agreed upon by all of the Members who shall desire to purchase part of the Subject Units. Each Member may exercise such option by giving notice of exercise to the Disposing Member (or the Disposing Member’s legal representative) and the Company in the manner required by Section 8.10.

SECTION 8.9 Option Granted to Company. In the event that the Member(s) shall waive or fail to timely exercise their Right to purchase all or any part of the Subject Units under the options granted to them under Section 8.6 (a), (b), or (c), then the Company shall have an irrevocable option to purchase all, but not less than all, of the Subject Units not purchased by the Member(s) at the price, in the manner and on the terms and conditions set forth herein. The option granted to the Company shall become exercisable upon the earlier of (i) the giving of notice by the Member(s) that they are not exercising their option as to all of the Subject Units, or (ii) the expiration of the option of such Member(s); and such option of the Company shall remain exercisable for a period of fifteen (15) days thereafter. The Company may exercise such option by giving notice of exercise to the Disposing Member (or the Disposing Members legal representative) in the manner required by Section 8.10.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 8.10 Contents of Notices; Expiration of Options. Notices given under Section 8.6(d), 8.8 or Section 8.9 shall be in writing and signed by the party giving such notice and shall set forth (i) such party’s intention to purchase or not purchase part of the Subject Units and (ii) the part of the Subject Units to be purchased (a Member may simply state such Member’s desire to purchase the maximum part of the Subject Units to which such Member is entitled). If any option is not exercised within the applicable period herein provided, such option shall expire on the last day of such period.

SECTION 8.11 Purchase Price and Terms.

(a)
If the event causing an option wanted herein to become exercisable shall be a proposed sale pursuant to a Bona Fide Offer, as described in Section 8.6, the aggregate purchase price for the Subject Units shall be the purchase price set forth in the Bona Fide Offer.

(b)
If the event causing an option granted herein to become exercisable shall be other than a proposed sale pursuant to a Bona Fide Offer, as described in Section 8.6 (b), (c), or (d), the aggregate purchase price for the Subject Unit shall be the purchase price determined under Section 8.11(c) below.

(c)
The value of the Subject Units shall be their fair market value as determined by the Disposing Member and a Majority in Interest (determined by excluding all of the Units of the Disposing Member). If they are unable to agree upon the fair market value, the fair market value of the Subject Units shall be determined by an appraiser selected by them. If they are unable to agree upon a single appraiser, the fair market value of the Subject Units shall be determined by a panel of three (3) appraisers consisting of one appraiser selected by the Disposing Member, one selected by a Majority in Interest (determined by excluding all of the Units of the Disposing Member), and the third selected by the two appraisers. They shall each select their respective appraiser and notify the other in writing of such selection within fifteen (15) days following delivery of the notice under Section 8.7. If the two appraisers are unable to agree upon a third appraiser, such third appraiser shall be appointed by the Administrative Judge of the Nineteenth Judicial District, District Court, Weld County, Colorado. In the event the three appraisers are unable to agree upon the fair market value of the Subject Units, an average of the appraisals made individually by them shall be computed. The individual appraisal that deviates the most from such average shall be disregarded and an average of the remaining two individual appraisals shall constitute the fair market value of the Subject Units. The appraisers shall take into account minority interest and lack of marketability discounts to the extent they are deemed appropriate. All fees and expense reimbursement payable to the appraisers shall be borne equally between the Disposing Member and the purchaser or purchasers. The appraisers shall give written notice of the fair market value of the Subject Units to the Company and all Members (and, if applicable, the Disposing Member’s legal representative) promptly following determination thereof.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(d)
The aggregate purchase price shall be allocated proportionately among the purchasers, if more than one. If the event causing an option granted herein to become exercisable shall be a proposed sale pursuant to a Bona Fide Offer, the price and terms specified in such Bona Fide Offer shall be controlling. Otherwise, each purchaser’s purchase price shall be paid[.] At the closing the purchaser or purchasers shall deliver to the seller or sellers (i) the releases from liability for debts of the Company, as contemplated by subparagraphs (a) and (b) above, and (ii) payment shall be made in the form a promissory note payable in six (6) equal annual installments of principal and interests a floating annual rate of interest equal to the lesser of (i) eight percent (8%), or (ii) the maximum rate permitted by law compounded monthly with the first such payment due at closing. Notwithstanding the foregoing, if the Company is a purchaser, and if the Disposing Member is then indebted to the Company, the Company may set-off all or any portion of such indebtedness against the purchase price payable by the Company, even if such indebtedness is not then due and payable.

SECTION 8.12 Closing. The closing of all of the purchases and sales of the Subject Units shall be held concurrently at the principal office of the Company within fifteen (15) days after the expiration of the options granted herein, or at such other time and place as may be agreed upon by the purchasers and seller. At the closing, each purchaser shall deliver to the Seller, in the manner set forth in Section 8.11, the consideration payable by such purchaser and each purchaser (other than the Company) shall deliver to the Company the executed instrument and payment required under Section 8.3 for such purchaser to be admitted as a Substitute Member with respect to the purchased Units. At the closing, the seller shall deliver to each purchaser an assignment and bill of sale duly Transferring such part of the Subject Units purchased by such purchaser free and clear [of] all liens, encumbrances, security interests, charges and claims of others of every kind or character (other than the options granted in this Section 8).

SECTION 8.13 All of Subject Units Need Not Be Purchased. Notwithstanding any other provision herein, a Disposing Member shall be required to sell any part of the Subject Units pursuant to the options granted herein and, in the event less than all of the Subject Units are purchased at the closing by the Company and/or the other Members, shall be entitled to consummate the sale of the unsold Units pursuant to the Bona Fide Offer described above.

SECTION 8.14 Automatic Transfer of Subject Units. If an option granted herein becomes exercisable and is exercised and the Disposing Member fails or refuses to deliver to the purchaser an assignment and bill of sale for that part of the Subject Units purchased by such purchaser, then payment for the Subject Units shall be made by the purchaser to the Company, which shall thereupon, by vote of a Majority in Interest (determined by excluding all of the Units of the Disposing Member) and as attorney-in-fact for the Disposing Member, take all action necessary to effect the Transfer to the purchaser of the Subject Units, including the execution and delivery of an assignment and bill of sale. The Disposing Member shall not thereafter own any interest in such part of the Subject Units or have any rights with respect thereto except to receive from the Company the purchase price therefor once such Transfer is effected. Each Member hereby appoints the Company as its attorney-in-fact for the purposes specified in this Section 8.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 8.15 Warranties of Disposing Member. Each Member hereby warrants that the Subject Units to be sold by such Member pursuant to the options granted herein shall be free and clear of all liens, encumbrances, security interests, charges and claims of others of every kind or character (other than the options granted in this Section 8). In the event any part of the Subject Units are subject to any lien, encumbrance, security interest, charge or claim, the purchaser of such part of the Subject Units may elect to:

(a)	Postpone payment of the purchase price of such part of the Subject Units until such time as the lien, encumbrance, security interest, charge or claim has been discharged;

(b)
Deduct from the purchase price of such part of the Subject Units and disburse directly to such lienholder, encumbrance or claimant, if the amount of such claim has been determined, such part of the purchase price as may be adequate to discharge such lien, encumbrance, security interest, charge or claim;

(c)
In the event any such lien, encumbrance, security interest, charge or claim is not liquidated, postpone the payment of the purchase price of such part of the Subject Units until final determination of such claim and make payment at that time to the lienholder, encumbrancer or claimant and to the Disposing Member, as their respective interests may appear; or

(d)
In the event that any such lien, encumbrance, security interest, charge or claim is in excess of the amount of the purchase price of such part of the Subject Units, then such purchaser may, but shall not be obligated to, disburse (if liquidated, or if not liquidated, when finally determined) the purchase price for such part of the Subject Units to such lienholder, encumbrancer or claimant and thereupon the lien, encumbrance, security interest, charge or claim against such part of the Subject Units shall be fully released and discharged and such part of the Subject Units shall be Transferred to such purchaser free and clear of all liens, encumbrances, security interests, charges and claims.

SECTION 8.16 Non-Exercise of Options Upon Voluntary Transfer. If or to the extent the options granted herein to the Members and the Company with respect to an event described in Section 8.6(a) shall be waived or shall not be exercised before the expiration thereof or shall be exercised as to less than all of the Subject Units, then the Disposing Member shall have the right, for a period of ninety (90) days following the expiration of all of the options, to Transfer all, but not less than all, of the Subject Units, provided that such Transfer shall be upon the same terms and conditions and to the same Persons as specified in the notice given pursuant to Section 8.7 and such Persons are admitted as Substitute Members in accordance with Section 8.3.

SECTION 8.17 Non-Exercise of Options Upon Involuntary Transfer. If the options granted herein to the Members and the Company with respect to an event described in Section 8.6(b) shall be waived or shall not be exercised before the expiration thereof or shall be exercised as to less than all of the Subject Units, then the involuntary Transfer causing such options to become exercisable with respect to the Subject Units shall be recognized by the Company, provided that such Transfer shall be upon the same terms and conditions and to the same Persons as specified in the notice given pursuant to Section 8.7 and such Persons are admitted as Substitute Members in accordance with Section 8.3.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 8.18 Non-Exercise of Options After Death, Termination, Liquidation or Dissolution. If the options granted herein to the Members and the Company with respect to an event described in Section 8.6(c) shall be waived or shall not be exercised before the expiration thereof or shall be exercised as to less than all of the Subject Units, then the Transfer causing such options to become exercisable with respect to the Subject Units shall be recognized by the Company, provided that such Transfer shall be upon the same terms and conditions and to the same Persons as specified in the notice given pursuant to Section 8.7 and such Persons are admitted as Substitute Members in accordance with Section 8.3.

SECTION 8.19 Subsequent Transfers, The Transfer of all or any part of a Member’s Units shall not affect the status of such Units as being subject to this Section 8 and the options granted herein on any subsequent Transfer of such Units (or Change of Ownership, as the ease may be), and such Units shall in all respects remain subject to this Section 8 and the options granted herein upon the occurrence of any event specified in Section 8.6 to any Member or Substitute Member of such Units.

SECTION 8.20 Membership Certificates. The Company may issue to each Member or Transferee one or more certificates evidencing the Units owned by such Person. All certificates issued by the Company shall contain the following statement which shall be conspicuously printed or typed on the front of back of the certificate:

“THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND CERTAIN BUYOUT RIGHTS IN ACCORDANCE WITH THE TERMS OF THE COMPANY’S AMENDED AND RESTATED OPERATING AGREEMENT, AS AMENDED FROM TIME TO TIME.”

If issued, the Company shall develop procedures for the issuance of new certificates upon (i) the Transfer of Units or (ii) the loss or destruction of previously issued certificates.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 8.21 Buy-Sell Agreement.

(a)
The owners of the Class A Units or the owners of the Class B Units acting collectively as a group (the “Offeror”) may at any time make a buy-sell offer (the “Offer”) to the other group, excluding owners or affiliates owning only Non-Units (the “Offeree”) by notifying the Offeree in writing of the exercise of this right and stating in such notice the price at which the Offeror is willing either to buy all of the Units of the Company owned by the Offeree, or to sell the Offeree all of the Units of the Company owned by the Offeror, with the price per Unit and Non-Unit being the same for both the purchase and the sale. The Offer shall be deemed to include as an additional term and condition a promise by the Offeror to cause the release of the Offeree from all liabilities of the Company for which the Offeree or any asset of the Offeree is liable or subject to attachment as a result of being a guarantor or co-maker of such liabilities or a pledgor or mortgagor of assets securing such liabilities; provided, however, that any Person who will continue to be a Member of the Company after the closing shall not be entitled to such a release. The Offer shall not be revocable once the aforesaid notice has been delivered to the Offeree,

(b)
Within thirty (30) days after receipt by the Offeree of the Offeror’s written notice of the Offer, the Offeree shall send to the Offeror a written notice stating whether the Offeree elects (i) to purchase from the Offeror all of the Units of the Company owned by the Offeror at the price stated in the Offer and in accordance with the other terms and conditions thereof (including a release of the Offeror from personal liability for debts of the Company), or (ii) to sell to the Offeror all of the Units of the Company owned by the Offeree at the price stated in the Offer and in accordance with the other terms and conditions thereof (including a release of the Offeree from personal liability for debts of the Company).

(c)
Any Offer, notice or election which may be given by a group hereunder shall not be effective unless it is signed by all Persons included in such group. If the Offeree shall fail to notify the Offeror whether the Offeree elects to buy or sell within the time period specified in subparagraph (b) above, or if the notice delivered by the Offeree pursuant to such subparagraph is not signed by all of the Persons included in the Offeree group, the Offeree and each Person included in the Offeree group shall be deemed to have elected to sell all of their Units of the Company to the Offeror.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(d)
The closing of the sale shall be held at the Company’s principal office (or at such other place as the Offeror and the Offeree may in writing agree) no later than fifteen (15) days after the expiration of the notice period specified in clause (b) above. At the closing the purchaser or purchasers shall deliver to the seller or sellers (i) the releases from liability for debts of the Company, as contemplated by subparagraphs (a) and (b) above, and (ii) payment shall be made in the form a promissory note payable in six (6) equal annual installments of principal and interests a floating annual rate of interest equal to the lesser of (i) eight percent (8%), or (ii) the maximum rate permitted by law compounded monthly with the first such payment due at closing, except if the seller is then indebted to the purchaser, such purchaser may set-off the purchase price against and to the extent of such indebtedness, even if such indebtedness is not then due and payable. Further, at the closing each seller shall deliver to the purchaser or purchasers an assignment and bill of sale duly Transferring all of such seller’s Units of the Company. Each Member hereby covenants and warrants that any Unit of the Company which is sold by such Member pursuant to this Section will be free and clear of all liens, encumbrances, security interests, charges and claims of others of every kind or character as of the closing.

(e)
Notwithstanding the foregoing, no Offer may be made pursuant to this Section (i) within four (4) years from the date of this Agreement, or (ii) after an occurrence of an event causing an option under Section 8.6 to become exercisable with respect to all or part of the Units of the Offeror or Offeree until such time as such option has expired or, if exercised, such Units have been purchased pursuant thereto.

SECTION 8.22 Preemptive Rights

(a)
Offer to Sell. If the Company authorizes the issuance or sale of any Units, then the Company shall first offer to sell to each Member a portion of such Units (or such Rights thereto) equal to (i) the number of Units held by such Member divided by (ii) the sum of the number of Units outstanding.

(b)
Right to Purchase. In order to accept an offer under Section 8.22(a), each Member of the class of Units so authorized to be issued or sold must, within fifteen (15) days after receipt of written notice from the Company describing in reasonable detail the Units (or Rights) being offered, the purchase price thereof, the payment terms and such Member’s percentage allotment, deliver a written notice to the Company accepting such offer.

(c)
Sale of Unsubscribed Units. During the Ninety (90) days following the expiration of such fifteen (15) day offering period, the Company shall be entitled to sell any such Units (or any such Rights) so authorized to be issued or sold, which the holders of such Units have not elected to purchase, on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Units or securities offered or sold by the Company after such ninety (90) day period must be re-offered to the holders of the Units (or any such Rights) so authorized to be issued or sold pursuant to the terms of this Section 8.22.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(d)
Exclusion from Preemptive Rights. The provisions of this Section 8.22 shall not apply to any issuance of Units (or Rights to acquire any Units) (i) in connection with the acquisition of another business (whether by purchase of stock, purchase of assets, merger or otherwise), (ii) pursuant to any obligation of the Members to purchase additional securities as a result of a capital call by the Company, (iii) in connection with a debt financing, (iv) as a distribution with respect to the outstanding Units, (v) issued in exchange for consideration other than cash such as property or services, (vi) as part of an Additional Capital Contribution pursuant to Sections 3.3 and 3.4, or (vii) pursuant to any agreement in effect on the date of this Agreement.

SECTION 8.23 Acknowledgment and Authorization of a Transfer of Units. The Members understand, and agree that Exhibit A attached to this Agreement has been modified, amended and restated to reflect, that all of the Units (as stated in Exhibit A of the First Amended and Restated Operating Agreement of Front Range Energy, LLC, dated August 31, 2005) previously held by the Daniel A. Sanders and Launa J. Sanders Revocable Living Trust and all rights, duties and obligations attached thereto have been Transferred to and assumed by Daniel A. Sanders such that the Daniel A. Sanders and Launa J. Sanders Revocable Living Trust is no longer a Member of the Company. The Members and the Daniel A. Sanders and Launa J. Sanders Revocable Living Trust hereby consent to, and waive any rights in respect of, such Transfer.

SECTION 9.
Dissolution

SECTION 9.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a)	Upon the Approval of a Two Thirds Vote of the Units; or

(b)	The entry of a decree of judicial dissolution under the Act.

SECTION 9.2 Winding Up. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business and affairs, but its separate existence shall continue until it is dissolved in accordance with the laws of Colorado. The Managers (or, in the event there is no Manager, a Person authorized by a Majority in Interest) shall proceed to collect the Company’s assets; convey and dispose of such assets as are not to be distributed in kind to the Members; pay, satisfy, or discharge the Company’s liabilities and obligations or make adequate provisions for the payment or discharge thereof; and do all other acts required to liquidate its business and affairs.

SECTION 9.3 Resignation or Withdrawal. Each Member agrees not to resign or otherwise voluntarily withdraw from the Company except (i) with the written consent of the Managers, or (ii) in connection with a Transfer of all of his, her or its Units in a manner permitted under Section 8.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 9.4 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be applied and distributed in the following order of priority:

(a)	First, to the payment of debts and liabilities of the Company, in the order of priority as provided by law, except those liabilities to Members on account of their Capital Contributions; and

(b)	The balance, if any, to the Members in accordance with their respective Capital Account balances after giving effect to all contributions, distributions and allocations for all Fiscal Years.

This Section is intended to comply with the Act and Regulations § 1.704-1(b)(2)(ii)(b)(2) and shall be interpreted consistently therewith.

SECTION 9.5 Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations § 1.704-1(b)(2)(ii)(g), if any Member’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit balance, and such deficit shall not be considered a debt owed the Company or any other Person for any purpose whatsoever.

SECTION 10.
Miscellaneous

SECTION 10.1 Issuance of Additional Units. Subject to Section 8.22 and the terms and conditions stated herein, the Company, by the written consent of a Majority in Interest, may issue additional Units (including new classes or series thereof having rights that are different than the rights of any then-existing class or series) upon such terms and conditions as such consent may specify.

SECTION 10.2 Liquidation Safe Harbor Valuation. This Section 10.2 shall apply after the effective date of any final Regulations or of final guidance by the Internal Revenue Service with respect to the Transfer of Units to a new or existing Member of the Company in connection with the performance of services for the Company or otherwise under which the Company may make an election (a “Safe Harbor Election”) to treat the liquidation value of Units so Transferred as being the fair market value of those Units for purposes of Section 83 of the Code. From and after the effective date of any final Regulations or of final guidance by the Internal Revenue Service, each Member and each Person (including any Person to whom any Units are Transferred in connection with the performance of services for the Company or otherwise) and each assignee and Transferee of a Member who acquires Units agrees that that (a) the Company is authorized and directed to make the Safe Harbor Election, and (b) each such Person agrees to comply with all requirements of such Regulations or guidance with respect to all Units so Transferred while the Safe Harbor Election remains effective. The Safe Harbor Election may be revoked by the vote of a Majority in Interest of the Members.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 10.3 Mediation and Arbitration.

(a)
To the maximum extent permitted by law, the parties mutually consent to the resolution by arbitration, and not litigation, of all claims, causes of action and disputes which may arise out of or in connection with this Agreement. In the event of any such dispute, the parties agree they shall attempt to resolve such dispute by good faith negotiations prior to the institution of mediation or arbitration proceedings. If the dispute cannot be resolved by such negotiations, then any party, by written notice to the other party, may call for private mediation of the issue before a mediator to be agreed upon by the parties. The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation. In the event the dispute cannot be resolved by such mediation, either party may, by written notice to the other party, may [sic?] commence arbitration proceedings as provided below.

(b)
Disputes to be resolved by arbitration shall be submitted to binding arbitration to be held in a neutral location to be mutually agreed upon by and between the parties, by either one or three independent arbitrators in accordance with the Federal Arbitration Act, Title 9 of the U.S. Code, and the Commercial Arbitration Rules of the American Arbitration Association pursuant to the procedure set forth below.

(c)
Any aggrieved party may demand such arbitration in writing by notice, which demand shall include the name of the arbitrator appointed by the party demanding arbitration and a statement of the matter in controversy.

(d)
If there are two parties to the dispute, then unless the parties have agreed on a single arbitrator within ten (10) days after such demand, the other party shall name its arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days or, in lieu of an agreement on the third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the American Arbitration Association. If a second arbitrator is not selected within the time provided, the first arbitrator shall serve as sole arbitrator. If there are more than two parties to the dispute, then an independent single arbitrator shall be appointed by the American Arbitration Association to resolve the dispute.

(e)
The arbitrators shall have the power to determine the procedure to be followed, whether discovery is to be allowed and to what extent, and to establish a schedule for resolving the controversy and allocating costs of arbitration among the parties as they shall solely determine in their discretion, including the power to award costs and attorney fees of the prevailing party against the losing party. The arbitrators shall have the power to award punitive or exemplary damages, but only when, in their sole discretion, they determine that a dispute brought or claim pursued by a party was not brought in good faith. The decision of a majority of the arbitrators shall be the decision of the arbitrators. All decisions shall be in writing. The decision of the arbitrators shall be final and binding upon the parties and shall not be appealable. The parties understand and agree that they are waiving all right to have all claims, causes of action or disputes adjudicated by a court or jury.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(f)
The parties agree that the provisions of this Section 10.2 shall be a complete defense to any suit, action, or other proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement, that judgment may be rendered in any court of competent jurisdiction on any award made by the arbitrators pursuant to this Agreement, and that the arbitration provisions hereof shall survive the termination of this Agreement for any reason.

SECTION 10.4 Title to Assets. Title to all assets acquired by the Company shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the assets of the Company, except indirectly by virtue of such Member’s ownership of one or more Units. No Member shall have any right to seek or obtain a partition of the assets of the Company, nor shall any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

SECTION 10.5 Grant of Power of Attorney. Each Member constitutes and appoints the Managers as the Member’s true and lawful attorney-in-fact, and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

(a)
All documents (including amendments to the Articles) which the attorney-in-fact deems appropriate to reflect any written amendment, change or modification of this Agreement approved in accordance with this Agreement;

(b)
Upon the requisite approval, if any, required elsewhere in this Agreement, any and all other certificates or other instruments required to be filed by the Company under the laws of any state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the applicable laws;

(c)	One or more applications to use an assumed name; and

(d)	All documents which may be required to dissolve and terminate the Company and to cancel its Articles upon the requisite approval required elsewhere in this Agreement.

The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Unit, except that if the Transferee is approved for admission as a Substitute Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the attorney-in-fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the attorney-in-fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the attorney-in-fact taken in good faith under this power of attorney.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 10.6 Tax Classification. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership or a joint venture) for any purpose other than for federal and state tax purposes, that no Member shall be a partner or joint venturer of any other Member by virtue of this Agreement, and that neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

SECTION 10.7 Tax Controversies. In the event the Company is or becomes required to designate a “tax matters partner” pursuant to Code § 6231, the Company, by the consent of a Majority in Interest, shall designate a Member to act as the tax matters partner for the Company (the “Tax Matters Partner”). The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Tax Matters Partner agrees to notify each Manager and Member as to the initiation of any such examination or administrative or judicial proceeding, and to keep each Manager and Member reasonably informed of the status thereof. The Tax Matters Partner shall obtain the consent of a vote of a Majority in Interest prior to entering into any settlement of any such examination. Each Manager and Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of such proceedings.

SECTION 10.8 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision herein.

SECTION 10.9 Survival. All rights of contribution and indemnity contained in this Agreement shall survive and remain in full force and effect notwithstanding any dissolution of the Company or this Agreement.

SECTION 10.10 Notices. Except as otherwise provided by this Agreement or by law, any notice required or permitted to be given by this Agreement shall be sufficient if in writing and shall be deemed effective only if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the Member as it appears on the records of the Company; provided that a waiver in writing signed by any person entitled to notice, whether made before or after the time for notice to be given, is equivalent to the giving of notice. Any such notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the second business day following the day sent, if sent by certified mail.

SECTION 10.11 Entire Agreement. This Agreement contains the entire agreement between the Members relative to the operation of the Company, and it shall not be amended, altered, modified or changed except by a written document duly executed by a Majority in Interest at the time of such alteration, modification or change. Notwithstanding the foregoing, the provisions of Section 3, Section 4, Section 6.6, Section 6.7 and Section 8 may not be altered, modified or changed with respect to any Member without the written consent of such Member.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

SECTION 10.12 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

SECTION 10.13 Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

SECTION 10.14 Jointly Negotiated. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

SECTION 10.16 Governing Law. The laws of the State of Colorado shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the Effective Date.

Daniel A. Sanders

/s/ Daniel A. Sanders
Signature

Eagle Energy LLC

By   /s/ David M. Flick
Its   President

ICM, Inc.

By   /s/ Jerry Jones
Its   CFO

Daniel A. Sanders and Launa J. Sanders
Revocable Living Trust

By   /s/ Daniel A. Sanders
Daniel A. Sanders, As Trustee

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

Appendix I

Definitions

Terms Defined Herein. Unless the context otherwise requires, the following terms shall have the following meanings:

(a) “Act” means the Colorado Limited Liability Company Act, as amended from time to time (or any corresponding provision of succeeding law).

(b) “Additional Capital Contribution” has the meaning given it in Section 3.3.

(c) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

i.
Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(0(5); and

ii.	Debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) “Agreement” means this Operating Agreement, as amended from time to time.

(e) “Annual Operating Plan” means the Annual Operating Plan adopted as provided in Section 6.10.

(f) “Articles” means the Articles of Organization of the Company or such other document filed in accordance with the Act in order to form the Company under the laws of Colorado, as amended or restated from time to time.

(g) “Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company derived from any source which the Managers determine is available for distribution after taking into account any amount required or appropriate to maintain a reasonable amount of working capital and reserves for outstanding obligations and anticipated future expenditures of the Company, and any limitations on distribution imposed by any agreement to which the Company is a party.

(h) “Board” means a board consisting of the Board Members, as described in Section 6.7.

(i) “Board Member” has the meaning given it in Section 6.7.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(j) “Bona Fide Offer” means a bona fide offer as described in Section 8.6(a).

(k) “Capital Account” means the capital account maintained for each Member in accordance with Section 3.5.

(l) “Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the capital of the Company. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a person related to the maker of the note within the meaning of Regulations § 1.704-1 (b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations § 1.704-1(b)(2)(iv)(d)(2).

(m) “Class A Units” and “Class B Units” refer to the classes of Units created pursuant to Section 3.1.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(o) “Company” means Front Range Energy, LLC, a Colorado limited liability company.

(p) “Company Minimum Gain” means “partnership minimum gain” as that term is defined in Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

(q) “Confidential Information” means the terms of this Operating Agreement, the name of any Member, together with any other information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) financial information and projections, (ii) business strategies, (iii) products or services, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) data bases, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) copyrightable works, (xv) all technology and trade secrets, and (xvi) all similar and related information in whatever form.

(r) “Defaulting Member” means a defaulting member as described in Section 3.4.

(s) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(t) “Disposing Member” means a disposing Member as described in Section 8.6.

(u) “Effective Date” means the date first set forth and defined as the Effective Date in the first paragraph of this Agreement.

(v) “Fiscal Year” means on or after the Effective Date (i) the period commencing on the Effective Date, and ending on the next December 31st, (ii) any subsequent twelve (12) month period commencing on January 1st and ending on December 31st, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 4.

(w) “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

i.	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managers;
ii.
The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations § 1.704-1 (b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

iii.	The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Managers; and
iv.
The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) and Paragraph (bb)(vi) of this Appendix and 4.4(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Managers determine that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(x) “Immediate Family” means, with respect to a Member, such Member’s spouse and lineal descendants (excluding adopted descendants).

(y) “Indemnitee” means a Person entitled to be indemnified by the Company pursuant to Section 6.11.

(z) “Majority in Interest” means any Member or group of Members holding an aggregate of more than fifty percent (50%) of the applicable Units then entitled to vote. Unless otherwise expressly limited in this Agreement to the vote of a specific class of Unit, Class A Units, and Class B Units shall be entitled to vote for purposes of determining a “Majority in Interest.”

(aa) “Manager” means the Person designated as a manager of the Company in accordance with Section 6.1. “Managers” means all such Persons.

(bb) “Member” means any Person who is a party hereto or who is hereafter admitted as a new Member or Substitute Member of the Company pursuant to the provisions of this Agreement. “Members” mean all such Persons.

(cc) “Member Nonrecourse Debt” means “partner nonrecourse debt” as that term is defined in Regulations § 1.704-2(7b)(4).

(dd) “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations § 1.704-2(i)(3).

(ee) “Member Nonrecourse Deductions” means “partner nonrecourse deductions” as that term is defined in Regulations §§ 1.704-2(i)(1) and 1.704-2(I)(2) [1.704-2(i)(2)?].

(ff) “Nonrecourse Deductions” has the meaning set forth in Regulations § 1.704-2(b)(1).

(gg) “Nonrecourse Liability” has the meaning set forth in Regulations § 1.704-2(b)(3).

(hh) “Offer,” “Offeror” and “Offeror” has the meaning set forth in Section 8.21.

(ii) “Person” means any individual, corporation, partnership, limited liability company, trust or other legal entity.

(jj) “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

i.
Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection shall be added to such taxable income or loss;

ii.
Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection shall be subtracted from such taxable income or loss;

iii.
In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (o)(ii) or (o)(iii) of this Appendix, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

iv.
Gain or loss resulting from any disposition of a Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

v.
In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with Paragraph (m) of this Appendix;

vi.
To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

vii.
Notwithstanding any other provision of this Subsection, any items which are specifically allocated pursuant to Section 4.4 or Section 4.5 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.4 and 4.5 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

(kk) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding Regulations).

(ll) “Regulatory Allocations” mean the allocations pursuant to Section 4.4.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

(mm) “Required Contribution” means a required contribution as described in Section 3.3.

(nn) “Right” means a warrant, right, call or option or security exercisable for or convertible into a Unit.

(oo) “Safe Harbor Election” means the Safe Harbor Election as described in Section 10.2.

(pp) “Substitute Member” means a Person admitted to the Company as a Member and entitled to all the rights and bound by all the obligations of the Member for which such Person is substituted.

(qq) “Subject Units” means subject units as described in Section 8.6.

(rr) “Tax Matters Partner” means the tax matters partner as described in Section 10.7.

(ss) “Transfer”, “Transferred”, etc. means, with respect to a Unit, to sell, Transfer, assign, give, bequeath, mortgage, alienate, pledge, hypothecate or otherwise encumber or dispose of such Unit. “Transfer”, “Transferred”, etc. includes with respect to a Unit owned by a Member that is not a natural person, the cumulative transfer (voluntarily, involuntarily or by operation of law, including by merger or other reorganization) of more than 50% of the equity ownership of the Member.

(tt) “Two-Thirds Interest” means any on or more Board Members appointed by Members holding an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the Units then outstanding. Unless otherwise expressly limited in this Agreement to the vote of a specific class of Unit, Class A Units and Class B Units shall be entitled to vote for purposes of determining a “Two Thirds Interest”.

(uu) “Unit” means a Unit issued by and representing an ownership interest in the Company including a Class A Unit, a Class B Unit, and any other class or series of Units created and issued pursuant to Section 10.1. “Units” mean all such Units.

(vv) “Unpaid Required Contribution” means an unpaid required contribution as described in Section 3.4.

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

Exhibit A

As of October 20, 2005.

NOTE:  Exhibit A may be amended from time to time to reflect adjustments to Members’ Accounts.

Member	Units	Cash Capital Contribution	%
Daniel A. Sanders 6867 Hogan Road Gresham, OR 97080	50.000 Class A Units	$-0-	.1%
Daniel A. Sanders 6867 Hogan Road Gresham, OR 97080	12,880.405 Class B Units	$12,880,405	53.72%
Eagle Energy LLC 2113 Pebble Beach Land Brandon, SD 57005	10,094.595 Class D Units	$10,094,595	42.10%
ICM Inc. 310 N. First Colwich, KS 67030k [67030]	1,000.000 Class B Units	$1,000,000	4.17%
TOTAL	24,025.000 Units	$23,975,000	100.00%

SECONDED AMENDED AND RESTATED OPERATING AGREEMENT OF FRONT RANGE ENERGY, LLC

A-1